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                                                                   EXHIBIT 12.01
                             K & F INDUSTRIES, INC.
       STATEMENT OF COMPUTATION OF EARNINGS (DEFICIENCY) TO FIXED CHARGES
                             (dollars in thousands)


                              Twelve                            Three
                              Months                            Months
                              Ended       Nine Months Ended     Ended     Nine Months Ended
                          September 30,     September 30,     March 31,      December 31,             Years Ended March 31,
                          -------------   -----------------   ---------   -----------------   --------------------------------------
                               1997       1997       1996        1996     1996       1995     1996     1995      1994      1993
                               ----       ----       ----        ----     ----       ----     ----     ----      ----      ----
Income (loss) before
 income taxes             $30,873         $25,850    $8,029   $(1,911)    $14,963    $2,418      $507  $(10,173) $(31,736) $(21,210)

Fixed Charges(b)(1)        32,667          24,313    31,041    10,227      29,148    33,130    43,340    48,171    53,446    54,908

Less: capitalized
 interest                    (392)           (164)     (340)     (105)       (568)        0      (105)        0         0         0
                          -------------   -----------------   ---------   -----------------   --------------------------------------

Earnings(a)(2)            $63,148         $49,999   $38,730    $8,211     $43,543   $35,548   $43,742   $37,998   $21,710   $33,698
                          =============   =================   =========   =================   ======================================

Ratio of earnings
 available to cover
 fixed charges(2)/(1)        1.93            2.06      1.25                  1.49      1.07      1.01

Deficiency of earnings
 available to cover
 fixed charges (2)-(1)                                        $(2,016)                                 $(10,173) $(31,738) $(21,210)
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Note (a)  Earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest).
Note (b)  Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).